United Security Bancshares - Net Income $1.1 million for First Quarter 2012

FRESNO, Calif., April 20, 2012 /PRNewswire/ -- United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $1,051,000 or $0.08 per basic and diluted common share for the three months ended March 31, 2012, as compared to $356,000 of $0.03 per basic and diluted common shares for the three months ended March 31, 2011.

Annualized return on average equity (ROE) for the three months ended March 31, 2012 was 8.21%, compared to 2.06% for the same period in 2011. Annualized return on average assets (ROA) was 0.68% for the three months ended March 31, 2012 compared to 0.22% for the same three-month period in 2011.

The Board of Directors of United Security Bancshares declared a firstquarter 2012 stock dividend of one percent (1%) on March 27, 2012. The stock dividend was payable to shareholders of record on April 10, 2012, and the shares were issued on April 17, 2012.

Dennis R. Woods, President and Chief Executive Officer of the Company, added "We continue to reduce problem assets and see reductions in the levels of nonaccrual, impaired loans and OREO properties since the first quarter of 2011. Signs of real estate price stabilization are evident but we may experience price declines in some regions from time to time."

Shareholders' equity at March 31, 2012 was $63.4 million, up $1.2 million from shareholders' equity of $62.2 million at December 31, 2011.

Net interest income before provision for credit loss for the three months ended March 31, 2012 totaled $6.1 million, down just $145,000 from $6.2 million reported for the three months ended March 31, 2011. The net interest margin was 4.62% for the three months ended March 31, 2012 as compared to 4.42% for the three months ended March 31, 2011 as the Company continues to benefit from decreasing costs on interest-bearing liabilities

Noninterest income for the three months ended March 31, 2011 totaled $894,000, reflecting a decrease of $234,000 from $1.1 million in noninterest income reported for the three months ended March 31, 2011. Customer service fees continue to provide the majority of the Company's noninterest income, totaling $903,000 for the three months ended March 31, 2011, as compared to $867,000 for the three months ended March 31, 2011. Changes in noninterest income on a quarter-to-quarter comparative basis are largely the result of a decrease of $217,000 on gains realized on the sale of other real estate owned and an increase of $110,000 on losses on the fair value of the Company's junior subordinated debt.

Noninterest expense totaled $5.5 million for the three months ended March 31, 2012, down $570,000 from $6.1 million reported for the three months ended March 31, 2011. Between the three-month comparative periods, decreases in impairment losses on other real estate owned, occupancy, professional fees and regulatory assessments, were partially offset by modest increases in salaries and employee benefits.

The Company had a provision for loan loss reserve of $2,000 for the three months ended March 31, 2012, compared to $1.1 million for the three months ended December 31, 2011, and $890,000 for the three months ended March 31, 2011. Net loan charge-offs totaled $600,000 for the three months ended March 31, 2012 as compared to $1.4 million for the three months ended December 31, 2011, and $665,000 for the three months ended March 31, 2011. With continued weakness in the economy and real estate markets within our service area, we have maintained an adequate allowance for loan losses which totaled 3.29% of total loans at March 31, 2011 compared to 3.34% of total loans at December 31, 2011, and 3.87% of total loans at March 31, 2012. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at March 31, 2012 to be adequate.

Non-performing assets, comprised of nonaccrual loans, other real estate owned through foreclosure (OREO), and loans more than 90 days past days and still accruing interest, decreased approximately $952,000 between December 31, 2011 and March 31, 2012. However, due to the overall shrinking of the Company's balance sheet as the Company continues to successfully work-out, or dispose of, problem assets, nonperforming assets as a percentage of total assets increased slightly from 8.75% at December 31, 2011 to 8.99% at March 31, 2012. Nonaccrual loans increased $1.4 million between December 31, 2011 and March 31, 2012, while OREO, decreased $933,000 during the same period. Impaired loans totaled $32.0 million at March 31, 2012, up minimally from the balance of $31.9 million at December 31, 2011.

United Security Bancshares is a $620+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the Company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and particularly the section of Management's Discussion and Analysis. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets
(dollars in thousands)
	March 31,	December 31,
	2012	2011
Assets
Cash and noninterest-bearing deposits in other banks	$23,224	$28,052
Cash and due from Federal Reserve Bank	87,259	96,132
Federal funds sold	0	0
Cash and cash equivalents	110,483	124,184
Interest-bearing deposits in other banks	2,097	2,187
Investment securities (AFS at market value)	37,331	38,458
Loans and leases, net of unearned fees	397,061	408,146
Less: Allowance for credit losses	(13,050)	(13,648)
Net loans	384,011	394,498
Premises and equipment - net	12,731	12,675
Bank owned life insurance	16,278	16,150
Intangible assets	4,950	5,041
Other real estate owned	26,158	27,091
Deferred Income Taxes	11,444	11,485
Other assets	18,285	19,563
Total assets	$623,768	$651,332
Deposits:
Noninterest bearing demand and NOW	$219,358	$224,907
Money market and savings	206,326	206,036
Time	119,745	143,484
Total deposits	545,429	574,427
Borrowed funds	0	0
Other liabilities	5,382	5,705
Junior subordinated debentures (at fair value)	9,568	9,027
Total liabilities	560,379	589,159
Shareholders' equity:
Common shares outstanding:
13,133,871 at March 31, 2012
13,531,832 at December 31, 2011	41,774	41,435
Retained earnings	21,968	21,447
Accumulated other comprehensive loss	(353)	(709)
Total shareholders' equity	63,389	62,173
Total liabilities and shareholders' equity	$623,768	$651,332

United Security Bancshares

Three Months Ended March 31, 2012 and 2011
(dollars in 000s, except per share amounts)
	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2012	2011
Interest income:
Interest and fees on loans	$6,042	$6,420
Interest on investment securities	520	597
Interest on Federal funds sold and
deposits in other banks	61	61
Total interest income	6,623	7,078
Interest expense:
Interest on deposits	478	768
Interest on other borrowed funds	65	85
Total interest expense	543	853
Net interest income before provision for credit losses	6,080	6,225
Provision for credit losses	2	890
Net interest income	6,078	5,335
Noninterest income:
Customer service fees	903	867
Increase in cash surrender value of
bank owned life insurance	137	141
Gain on sale of other real estate owned	63	280
(Loss) on Fair Value Option of Financial Assets	(477)	(367)
Other noninterest income	268	207
Total noninterest income	894	1,128
Noninterest expense:
Salaries and employee benefits	2,423	2,321
Occupancy expense	764	893
Professional fees	245	439
Regulatory insurance assessments	367	513
Impairment losses and other expenses on OREO	684	916
Impairment losses on goodwill and intangible assets	0	36
Impairment losses on investment securities	22	0
Other noninterest expense	982	939
Total noninterest expense	5,487	6,057
Income before income tax provision	1,485	406
Provision for income taxes	434	50
Net Income	$1,051	$356

United Security Bancshares
Selected Financial Data (Quarters Unaudited)
(dollars in 000s, except per share amounts)
	Three months Ended	Three months Ended
	March 31,	March 31,
	2012	2011
Basic earnings per share	$0.08	$0.03
Diluted earnings per share	$0.08	$0.03
Weighted average basic shares for EPS	13,537,780	13,537,780
Weighted average diluted shares for EPS	13,537,780	13,537,780

Annualized return on:
Average assets	0.68%	0.22%
Average equity	8.21%	2.06%
Yield on interest-earning assets	5.03%	5.03%
Cost of interest-bearing liabilities	0.64%	0.79%
Net interest margin	4.62	4.42%
Annualized net charge-offs to average loans	0.60%	0.62%

	March 31,	March 31,
	2012	2011
Shares outstanding - period end	13,667,150	13,667,150
Book value per share	$4.64	$5.66
Tangible book value per share	$4.28	$5.12
Efficiency ratio	78.67%	82.36%
Total nonperforming assets	$56,062	$65,906
Nonperforming assets to total assets	8.99%	9.83%
Total Impaired loans	$31,972	$48,849
Total nonaccrual loans	$19,508	$29,398
Allowance for loan losses to total loans	3.29%	3.87%

CONTACT: Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928